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                                   Exhibit 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (amounts in thousands, except per share data)
                                   (unaudited)

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                                                  Three Months Ended June 30,       Six Months Ended June 30,
                                                  ---------------------------       -------------------------
                                                       1998            1997           1998              1997
                                                       ----            ----           ----             ----

Net income                                           $ 4,491         $ 3,730         $12,862         $ 7,149
Weighted average common shares outstanding             7,573           7,524           7,573           7,520
Basic earnings per share                             $  0.59         $  0.50         $  1.70         $  0.95
                                                     -------         -------         -------         -------
                                                     -------         -------         -------         -------

Net income                                           $ 4,491         $ 3,730         $12,862         $ 7,149
Adjustments net of tax:
     Interest expense on convertible debt                786             823           1,554           1,652
     Amortization of debt offering costs                  61              64             121             129
                                                     -------         -------         -------         -------
Diluted net income                                   $ 5,338         $ 4,617         $14,537         $ 8,930
                                                     -------         -------         -------         -------
                                                     -------         -------         -------         -------

Weighted average common shares outstanding             7,573           7,524           7,573           7,520
Common stock equivalents due to dilutive
     effect of stock options                             226             196             222             196
Shares converted from convertible debt                 2,628           2,628           2,628           2,628
                                                     -------         -------         -------         -------
Total outstanding shares for diluted earnings
     per share computation                            10,427          10,348          10,423          10,344
Diluted earnings per share                           $  0.51         $  0.45         $  1.39         $  0.86
                                                     -------         -------         -------         -------
                                                     -------         -------         -------         -------
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